AGREEMENT BETWEEN JOINTLY INSURED PARTIES

This Agreement is made as of March 8, 2011 and amended as of September 19, 2011, by and between Keystone Mutual Funds (the “Fund”), Cornerstone Capital Management, Inc., Cornerstone Capital Management, Inc. Retirement Savings Plan and Cornerstone Capital Management, Inc. Nonqualified Deferred Compensation Plan (collectively, the “Insureds”).

WHEREAS, the parties hereto are Insureds under a joint insured fidelity bond (the “Bond”) issued to the parties hereto under the Investment Company Blanket Bond; and

WHEREAS, the Insureds desire to establish criteria by which recoveries under the Bond shall be allocated between the parties and in compliance with Rule 17g-1 under the Investment Company Act, as amended (the “Act”);

NOW THEREFORE, it is hereby agreed as follows:

1.           In the event that the claims of loss to the Insureds under the Bond are so related that the insurer is entitled to assert that the claims must be aggregated, the Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d) under the Act.

2.           This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

3.           This Agreement shall continue in effect for such time as the parties hereto shall be named as insureds under a joint insured fidelity bond designed to satisfy the requirements of Rule 17g-1, and shall not be terminated by any change in the Fund covered by any such bond or in the amount of terms of coverage provided by any such bond or by any change in the issuer of any such bond.

4.            This Agreement supersedes any prior agreement among any of the parties relating to the subject matter hereof

5.            A copy of this Agreement and any amendment thereto shall be filed with the Securities and Exchange Commission within 10 days after the execution thereof to the extent required by Rule 17g-1(g) under the Act.

6.           The obligations of the Fund under this Agreement are not binding upon any of the Trustees or holders of units of beneficial interests of any such Fund individually, but bind only the assets of the Fund.

7.           This Agreement Between Jointly Insured Parties may be executed in counterparts, all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF the Insureds have caused this Agreement to be amended  and executed as of the day and year above written.

Keystone Mutual Funds	By /s/ Andrew S. Wyatt President
Cornerstone Capital Management, Inc.	By /s/ Andrew S. Wyatt Chief Executive Officer
Cornerstone Capital Management, Inc. Retirement Savings Plan	By /s/ Andrew S. Wyatt Trustee
Cornerstone Capital Management, Inc. Nonqualified Deferred Compensation Plan	By /s/ Andrew S. Wyatt Trustee